Exhibit 99.3

In compliance with informal SEC guidance, WPS Resources is filing this Current Report on Form 8-K to present reclassified financial statements in response to the requirements of EITF 02-03. The reclassified financial statements are set forth in the attached exhibits to this Form 8-K. These exhibits contain information identical to the corresponding items of the 2002 Annual Report, except that the information contained in the exhibits has been updated to the extent necessary to report revenues from energy-trading contracts net of related cost of sales for all activities that are trading and involved derivative instruments as defined by Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and to conform the related disclosures for all periods presented. Other than the correction of any typographical errors and a minor correction to the contractual obligations table the other information contained in the attached exhibits has not been revised or modified. There have been no events subsequent to December 31, 2002 that would require the financial statements as of December 31, 2002 to be updated. Neither reported margins, net income, nor cash flows were impacted by the reclassification of revenue upon adoption of EITF 02-03.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

RESULTS OF OPERATIONS - WPS RESOURCES CORPORATION

    WPS Resources Corporation is a holding company. Our wholly-owned subsidiaries include two regulated utilities, Wisconsin Public Service Corporation and Upper Peninsula Power Company. Another wholly-owned subsidiary, WPS Resources Capital Corporation, is a holding company for our nonregulated businesses including WPS Energy Services, Inc. and WPS Power Development, Inc.

2002 Compared with 2001

WPS Resources Corporation Overview

    WPS Resources' 2002 and 2001 results of operations are shown in the following table:
WPS Resources' Results (Millions, except share amounts)	2002	2001	Change

Consolidated operating revenues	$1,547.6	$1,431.8	8%
Income available for common shareholders	$109.4	$77.6	41%
Basic earnings per share	$3.45	$2.75	25%
Diluted earnings per share	$3.42	$2.74	25%

    The increase in earnings per share was largely driven by a gain at WPS Power Development related to the 2001 sale of part of its synthetic fuel operations. The sale occurred in the fourth quarter of 2001, and we deferred recognition of a portion of the related gain on the sale pending the satisfaction of certain contingencies. In addition, WPS Energy Services' net income increased 72%, primarily due to improved natural gas margins. A full year contribution from gas utility operations acquired in the spring of 2001, warmer than normal weather during the heating season in 2001, and a rate increase approved by regulators resulted in increased earnings from our gas utility in 2002. Even with the 2002 rate increases approved by regulators, we were unable to earn the full return approved by them.

Overview of Utility Operations

    Utility operations include the electric utility operations at Wisconsin Public Service and Upper Peninsula Power and the natural gas utility operations at Wisconsin Public Service. Income available for common shareholders attributable to electric utility operations was $61.0 million in 2002 compared with $58.8 million in 2001. Income available for common shareholders attributable to gas utility operations was $18.4 million in 2002 and $8.9 million in 2001.

    Utility margins at Wisconsin Public Service were impacted positively by a Public Service Commission of Wisconsin interim rate order, which was effective January 1, 2002, authorizing a 10.3% increase in Wisconsin retail electric rates and a 4.7% increase in Wisconsin retail natural gas rates. In late June 2002, Wisconsin Public Service received a final 2002 rate order which authorized a 10.9% increase in Wisconsin retail electric rates and a 3.9% increase in Wisconsin retail natural gas rates. The final order authorized a lower retail natural gas rate increase than was approved in the interim order resulting in a $0.4 million refund to Wisconsin Public Service's natural gas customers.

Electric Utility Margins

    The consolidated electric utility margin represents electric revenue less cost of sales exclusive of intercompany transactions. Our consolidated electric utility margin increased $85.0 million, or 19%, due to the Wisconsin retail electric rate increases at Wisconsin Public Service and higher overall electric utility sales volumes.
WPS Resources' Consolidated Electric Utility Results (Millions)	2002	2001	2000

Revenues	$741.6	$654.4	$623.8
Fuel and purchased power costs	220.4	218.2	199.0
Margins	$521.2	$436.2	$424.8

Sales in kilowatt-hours	13,717.2	12,741.0	12,565.0

    Our consolidated electric utility revenues increased $87.2 million, or 13%, in 2002 as the result of the electric rate increases and an 8% increase in overall electric sales volumes at Wisconsin Public Service. Sales volumes were up 25% for lower margin, wholesale customers while sales to higher margin, residential customers increased 6% and sales to higher margin, commercial and industrial customers increased 3%. Summer weather was 7% warmer in 2002 than in 2001, and 23% warmer than normal.

    Increased fuel costs for power generation were partially offset by lower purchased power expenses. Our consolidated fuel expense for generation plants increased $4.9 million, or 4%, in 2002. Our consolidated purchased power expense, however, decreased $2.7 million, or 3%, in 2002. Overall generation from Wisconsin Public Service's plants increased 10% while purchased volumes decreased 3%. The change in the energy supply mix was largely due to the availability of less expensive power generation from the Kewaunee Nuclear Power Plant. Wisconsin Public Service increased its ownership interest in the Kewaunee plant to 59% in September 2001. Although Upper Peninsula Power's purchased volumes remained fairly consistent, the unit cost of its purchased power decreased 9%.

    The Public Service Commission of Wisconsin allows Wisconsin Public Service to adjust prospectively the amount billed to Wisconsin retail customers for fuel and purchased power if costs fall outside a specified range. Wisconsin Public Service is required to file an application to adjust rates either higher or lower when costs are plus or minus 2% from forecasted costs on an annualized basis. Wisconsin Public Service did not submit any fuel filings in 2002.

Gas Utility Margins

    The consolidated gas utility margin represents natural gas revenues less purchases exclusive of intercompany transactions. Effective April 1, 2001, the gas utility margin at Wisconsin Public Service includes the merged Wisconsin Fuel and Light Company operations.
Wisconsin Public Service Corporation's Gas Utility Results (Millions)	2002	2001	2000

Revenues	$310.7	$321.6	$264.5
Purchase costs	198.6	230.2	185.1
Margins	$112.1	$ 91.4	$ 79.4

Throughput in therms	845.4	742.7	701.1

    An increase in overall natural gas throughput volumes of 14% and the Wisconsin retail gas rate increase resulted in a higher gas utility margin of $20.7 million, or 23%, in 2002. Increased overall gas throughput volumes were partially the result of including 12 months of operations for former Wisconsin Fuel and Light in 2002 compared with the inclusion of 9 months of operations in 2001. Gas throughput volumes were also affected by a heating season that was 5% colder in 2002 than in 2001, but 3% milder than normal.

    Wisconsin Public Service's gas revenues decreased $10.9 million, or 3%, in 2002 and gas purchase costs decreased $31.6 million, or 14%, largely as the result of a 26% decrease in the average unit cost of natural gas in 2002. Wisconsin Public Service passes changes in the cost of gas on to customers through a purchased gas adjustment clause, as allowed by the Public Service Commission of Wisconsin and the Michigan Public Service Commission under current regulatory practice.

Other Utility Expenses/Income

    Utility operating and maintenance expense increased $67.6 million in 2002 largely due to amortization of regulatory deferrals, increased benefit costs, higher transmission expenses associated with American Transmission Company, increased expenses at the Kewaunee plant (as a result of Wisconsin Public Service acquiring additional ownership interest in the plant), and increased energy conservation expenses.

    Utility depreciation and decommissioning expense increased $7.8 million in 2002 largely due to additional plant assets at Wisconsin Public Service, including its increased ownership interest in the Kewaunee plant. Lower depreciation expense of $5.5 million related to decreased decommissioning earnings partially offset the increased plant asset depreciation.

    Utility miscellaneous income decreased $8.1 million in 2002 primarily as the result of lower earnings of $5.7 million on Wisconsin Public Service's nuclear decommissioning trust assets. Due to regulatory practice, a decrease in earnings on the trust assets is largely offset by decreased depreciation expense.

Overview of Nonregulated Operations

    Nonregulated operations consist of the natural gas, electric, and other sales at WPS Energy Services, a diversified energy supply and services company, and the operations of WPS Power Development, an electric generation asset development company.

    WPS Energy Services' net income increased to $11.0 million in 2002 compared with $6.4 million in 2001 primarily due to a higher gas margin. WPS Power Development's net income increased to $24.0 million in 2002 compared with $2.3 million in 2001 largely due to recognition of a gain related to the 2001 sale of a portion of its synthetic fuel operations.

Overview of WPS Energy Services

    WPS Energy Services' principal businesses involve nonregulated gas and electric sales. Revenues at WPS Energy Services were $362.8 million in 2002 compared with $329.0 million in 2001, an increase of 10%. The increase was the result of higher retail natural gas and electric sales volumes in 2002. Net income increased $4.6 million, or 72%, in 2002 due to increased gas margins and improved operations.

WPS Energy Services' Margins
WPS Energy Services Gas Results (Millions except sales volumes)	2002	2001	2000

Nonregulated natural gas revenues	$245.1	$210.1	$146.9
Nonregulated natural gas cost of sales	210.2	194.2	135.6
Margins	$ 34.9	$ 15.9	$ 11.3

Wholesale sales volumes in billion cubic feet*	233.8	242.8	153.3
Retail sales volumes in billion cubic feet* * Represents gross volumes physically delivered	135.7	104.5	75.3

    Nonregulated gas revenues at WPS Energy Services increased $35.0 million, or 17%, in 2002 primarily as the result of higher retail natural gas sales volumes in 2002. The nonregulated gas margin increased $19.0 million, or 119%, in 2002 due to improved management of the retail gas procurement and volume risk processes and increased retail sales volumes.
WPS Energy Services Electric Results (Millions except sales volumes)	2002	2001	2000

Nonregulated electric revenues	$114.8	$115.1	$31.7
Nonregulated electric cost of sales	103.1	100.4	27.3
Margins	$ 11.7	$ 14.7	$ 4.4

Wholesale sales in megawatt-hours	4,250,000	1,696,600	557,600
Retail sales in megawatt-hours * Represents gross volumes physically delivered	2,703,600	1,944,700	601,700

    The nonregulated electric margin decreased $3.0 million, or 20%, in 2002 primarily due to the slow economy which produced less favorable market conditions for opportunity sales in 2002.

WPS Energy Services' Other Expenses

    Operating expenses at WPS Energy Services increased $7.3 million in 2002 largely due to costs associated with business expansion and increased bad debt expense.

Overview of WPS Power Development

    Revenues at WPS Power Development were $145.2 million in 2002 compared with $141.5 million in 2001, an increase of 3%. The increase was primarily due to the operation of the generation assets obtained from CH Resources in the second quarter of 2002 and the operation of the Combined Locks Energy Center. Partially offsetting these increases were a change in accounting from consolidation to equity method accounting for WPS Power Development's synthetic fuel operations and lower revenues from steam sales.

WPS Power Development's Margin
WPS Power Development's Production Results (Millions)	2002	2001	2000

Nonregulated other revenues	$145.2	$141.5	$128.1
Nonregulated other cost of sales	93.3	110.2	94.8
Margins	$ 51.9	$ 31.3	$ 33.3

    WPS Power Development experienced an increase of $20.6 million, or 66%, in its margin in 2002. The margin increased $6.7 million at the Sunbury generation plant in 2002 due to lower fuel costs and lower prices for spot market purchases (which allowed Sunbury to meet its firm contracts at a lower cost). The operation of the generation assets obtained in the June 2002 CH Resources acquisition and the startup of the Combined Locks Energy Center contributed to WPS Power Development's higher margin in 2002. A change in accounting for WPS Power Development's synthetic fuel operations also increased 2002 margins. As a result of the 2001 sale of a portion of WPS Power Development's synthetic fuel operations, WPS Power Development no longer consolidates these operations as a part of revenue and cost of sales. The remaining interest in the synthetic fuel operations is now accounted for under the equity method of accounting with such amounts recorded as a component of miscellaneous income.

WPS Power Development's Other Expenses/Income/Tax Credits

    Operating expenses at WPS Power Development increased $8.1 million in 2002 primarily due to maintenance and other expenses at the Sunbury generation plant, including costs related to a staff reduction that was announced November 7, 2002 and took effect in January 2003. Costs associated with the generation assets obtained in the CH Resources acquisition and operation of the Combined Locks Energy Center also contributed to increased operating expenses in 2002.

    Depreciation expense increased $3.1 million in 2002 due to additional plant assets at WPS Power Development, including the Combined Locks Energy Center and the assets obtained in the CH Resources acquisition. A nitrogen oxide reduction project at Sunbury also contributed to increased depreciation expense in 2002.

    WPS Power Development's miscellaneous income increased $24.9 million in 2002 primarily as the result of recognizing a pretax gain of $38.0 million (approximately $22.8 million after tax) related to the 2001 sale of part of WPS Power Development's synthetic fuel operations. WPS Power Development recognized a pretax gain of $2.2 million (approximately $1.3 million after tax) on the sale in the fourth quarter of 2001 and deferred the remaining portion of the gain pending satisfaction of certain contingencies, including the receipt of a private letter ruling from the Internal Revenue Service. The contingencies were satisfied in 2002 and the remaining gain was recognized. WPS Power Development also recognized royalties of $2.3 million in 2002 related to its synthetic fuel operations. Partially offsetting these factors were equity method losses for WPS Power Development's synthetic fuel operations.

    WPS Power Development recorded synthetic fuel tax credits of $23.3 million in 2002, an increase of approximately $1.8 million over 2001.

Overview of Holding Company and Other Operations

    Holding Company and Other operations include the operations of WPS Resources and WPS Resources Capital as holding companies and the nonutility activities at Wisconsin Public Service and Upper Peninsula Power. Holding Company and Other operations experienced a net loss of $5.0 million in 2002 compared with net income of $1.3 million in 2001. A net loss was experienced in 2002 primarily due to interest expense from financing to provide funds for subsidiary operations.

    Our asset management strategy resulted in pretax gains of $3.3 million in 2002 compared with pretax gains of approximately $17 million in 2001. WPS Resources' asset management strategy, which was initiated in 2001, is a five to seven-year plan intended to optimize shareholder return from the sale, development, or use of certain assets. In addition, earnings on equity investments were higher in 2002 compared with 2001 primarily due to our investment in American Transmission Company.

Tax Credits

    We used tax credits to the extent the tax law permits to reduce our current federal income tax liability, and the remaining credits increased our alternative minimum tax credit available for future years. Approximately $15 million of alternative minimum tax credits were carried over from 2002, which brings the cumulative credits being carried forward to approximately $36 million. Alternative minimum tax credits can be used in future years to reduce our regular tax liability, subject to various limitations. Based on a review of all known facts and circumstances, management has concluded that it is more likely than not that we will be able to use these credits in the future to reduce our federal income tax liability.

Weighted Average Shares

    The weighted average number of outstanding shares of WPS Resources' common stock increased 3.5 million shares during 2002. The increase was largely due to issuing 2.3 million additional shares through a public offering in the fourth quarter of 2001 and issuing 1.8 million shares in the merger of Wisconsin Fuel and Light into Wisconsin Public Service in the second quarter of 2001. Additional shares were also issued in 2002 under the Stock Investment Plan.

2001 Compared with 2000

WPS Resources Corporation Overview

    WPS Resources' 2001 and 2000 results of operations are shown in the following table:
WPS Resources' Results (Millions, except share amounts)	2001	2000	Change

Consolidated operating revenues	$1,431.8	$1,174.4	22%
Income available for common shareholders	$77.6	$67.0	16%
Basic earnings per share	$2.75	$2.53	9%
Diluted earnings per share	$2.74	$2.53	8%

    Consolidated operating revenues increased in 2001 due to sales volume growth for all business segments and higher natural gas prices in the first part of 2001. In addition, rate increases at Wisconsin Public Service contributed to increased revenues in 2001. The Public Service Commission of Wisconsin authorized a 5.4% increase in Wisconsin retail electric rates and a 1.5% increase in Wisconsin retail natural gas rates effective January 1, 2001.

    Increased profitability at our nonregulated segments offset a decrease in earnings at our electric and natural gas utility segments. Higher earnings resulted from a gain on the sale of hydro lands as part of our asset management strategy, increased natural gas and electric utility margins, increased electric and natural gas margins at WPS Energy Services, additional tax credits at WPS Power Development and a gain on the sale of a portion of WPS Power Development's investment in its synthetic fuel operations. Partially offsetting these factors were increased operating expenses at all segments and a lower margin at WPS Power Development.

Overview of Utility Operations

    Income available for common shareholders attributable to electric utility operations was $58.8 million in 2001 compared with $60.7 million in 2000. Income available for common shareholders attributable to gas utility operations was $8.9 million in 2001 and $11.6 million in 2000.

Electric Utility Margins

    Our consolidated electric utility margin increased $11.4 million, or 3%, in 2001 primarily due to a 5.4% Wisconsin retail electric rate increase at Wisconsin Public Service, which became effective on January 1, 2001, and higher sales volumes to most customer classes at Upper Peninsula Power and Wisconsin Public Service. Summer weather was 66% warmer in 2001 than in 2000, and 17% warmer than normal. Partially offsetting these factors was a 2% decrease in sales to large commercial and industrial customers at Wisconsin Public Service due to declining economic conditions.

    Affecting the electric utility margin was a change in the customer mix at Wisconsin Public Service in 2001. Sales to lower margin, non-firm customers increased more than sales to higher margin customers. The lack of new retail electric rates at Upper Peninsula Power also affected the margin negatively.

    Our consolidated fuel expense for production plants decreased $5.2 million, or 4%, in 2001 largely due to decreased production at Wisconsin Public Service's combustion turbine generation plants. Our consolidated purchased power expense, however, increased $24.4 million due to an increase in power purchases and a 19% increase in the cost per kilowatt-hour of power purchases made by Wisconsin Public Service in 2001 compared with 2000. Power purchases were 21% higher in 2001 due to warmer summer weather and the availability of economically priced energy. Also contributing to increased power purchases were a scheduled outage at Wisconsin Public Service's nuclear plant and an unscheduled outage at one of its fossil-fueled generation plants.

    Wisconsin Public Service's Kewaunee plant was off-line for a scheduled refueling and replacement of its steam generators which began in late September 2001. The Kewaunee plant returned to service in early December as scheduled. Wisconsin Public Service is a 59% owner of the Kewaunee plant. Wisconsin Public Service's Pulliam Unit 7 was off-line for unscheduled repairs in the fourth quarter of 2001 and returned to service in February 2002. Wisconsin Public Service chose to take advantage of purchased power during these outages because of economically favorable pricing.

    The Public Service Commission of Wisconsin allows Wisconsin Public Service to adjust prospectively the amount billed to Wisconsin retail customers for fuel and purchased power if costs fall outside a specified range. In the third quarter of 2001, Wisconsin Public Service submitted a fuel filing with the Public Service Commission of Wisconsin requesting a $1.9 million retail electric rate reduction. The rate reduction was approved and implemented on September 3, 2001. Wisconsin Public Service submitted an additional fuel filing in November 2001, and a rate reduction of $0.3 million was approved and implemented on December 8, 2001.

Gas Utility Margins

    Effective April 1, 2001, the gas utility margin at Wisconsin Public Service includes the merged Wisconsin Fuel and Light Company operations.

    The gas utility margin at Wisconsin Public Service increased $12.0 million, or 15%, in 2001. This increase was due to a 1.5% increase in Wisconsin retail natural gas rates effective January 1, 2001, and a 6% increase in overall natural gas throughput volumes. Increased gas throughput volumes were largely the result of Wisconsin Public Service's acquisition of Wisconsin Fuel and Light in the second quarter of 2001. Gas throughput volumes to large commercial and industrial customers, however, decreased 9% as a result of customers switching to the gas transport customer class and declining economic conditions. Gas throughput volumes to gas transport customers increased 15%. In addition, gas throughput volumes to interruptible customers decreased 6%. Gas throughput volumes were negatively affected by winter weather, which was 9% milder in 2001 than in 2000 and 8% milder than normal.

    Wisconsin Public Service's natural gas revenues increased $57.1 million, or 22%, as the result of an increase in the average unit cost of natural gas in the first half of 2001, increased throughput as a result of Wisconsin Public Service's acquisition of Wisconsin Fuel and Light in the second quarter of 2001, and the 1.5% increase in Wisconsin retail gas rates.

    Wisconsin Public Service's natural gas purchase costs increased $45.1 million, or 24%, in 2001 largely due to a higher average unit cost of natural gas in the first half of 2001. The higher natural gas prices experienced earlier in 2001 were passed on to customers and are reflected in both revenues and gas purchases, thus having little impact on margin.

Other Utility Expenses/Income

    Utility operating expenses increased $36.3 million in 2001 largely due to increased transmission expenses associated with the transfer of assets to American Transmission Company, increased payments to the Wisconsin Department of Administration for energy conservation activities, increased maintenance costs at the Kewaunee plant during its refueling outage, and higher write-offs of uncollectible accounts.

    The Public Service Commission of Wisconsin allowed a portion of the higher transmission costs to be deferred. The deferred transmission costs, $4.4 million for 2001, were recovered in 2002 Wisconsin retail rates.

    Lower earnings on the nuclear decommissioning fund contributed to a decrease in other income from utility operations in 2001. Due to regulatory practice, lower earnings on the nuclear decommissioning fund were largely offset by decreased depreciation expense. An extension in the Kewaunee plant's assumed depreciable life and a reduction in the nuclear decommissioning fund contribution also contributed to decreased depreciation expense.

    Interest expense increased due to the issuance of additional long-term debt by Wisconsin Public Service in August 2001.

Overview of Nonregulated Operations

    WPS Energy Services' net income increased to $6.4 million in 2001 compared with $1.7 million in 2000. WPS Power Development's net income increased to $2.3 million in 2001 compared with $0.9 million in 2000.

Overview of WPS Energy Services

    Revenues at WPS Energy Services grew to $329.0 million in 2001 compared with $181.0 million in 2000, an increase of 82%. This increase was the result of additional natural gas and electric sales volumes. The higher unit cost of natural gas is also reflected in cost of sales, thus having no impact on margin. Income increased $4.7 million in 2001 due to increased sales and improved operations.

WPS Energy Services' Margins

    Nonregulated gas revenues at WPS Energy Services increased $63.1 million, or 43%, primarily as the result of sales volume growth. The nonregulated gas margin increased $4.6 million, or 41%, in 2001 due to increased sales volumes and exiting from unprofitable market segments.

    Nonregulated electric revenues at WPS Energy Services increased $83.4 million, or 263%, in 2001. The nonregulated electric margin increased $10.3 million, or 234%, in 2001. Higher electric sales volumes in existing and newly-entered retail electric markets, increased electric wholesale activities, as well as impacts from marketing energy from WPS Power Development's Sunbury plant, contributed to these increases.

WPS Energy Services' Other Expenses

    Operating expenses at WPS Energy Services increased $8.5 million in 2001 largely due to costs associated with business expansion and higher bad debt expense.

Overview of WPS Power Development

    Revenues at WPS Power Development increased $13.4 million, or 10%, in 2001 primarily due to higher revenues from its steam operations of $7.1 million and higher revenues at its Sunbury generation plant of $7.0 million. WPS Power Development's income was $2.3 million in 2001 compared with $0.9 million in 2000. Additional tax credits of approximately $4 million from its synthetic fuel operation was the primary factor in WPS Power Development's increased income in 2001.

WPS Power Development's Margin

    WPS Power Development experienced a decrease of $2.0 million in its margin in 2001. The primary factors in this decrease were a $2.8 million margin decrease at Sunbury due to higher fuel costs as a result of purchasing coal at current market prices, and higher costs of replacement power during outages. WPS Power Development recovered a portion of the fuel cost increase through settlement with its coal supplier. The Sunbury margin decrease was partially offset by higher margins at the Westwood generation plant, which was acquired in September 2000.

WPS Power Development's Other Expenses/Income/Tax Credits

    Operating expenses at WPS Power Development increased $4.5 million in 2001 primarily due to costs associated with operations at the Westwood plant, higher payroll expenses, and increased development costs for potential new projects.

    Miscellaneous income increased $1.8 million in 2001 primarily due to recognizing a pretax gain of $2.2 million (approximately $1.3 million after tax) related to the 2001 sale of a portion of WPS Power Development's synthetic fuel operations.

    WPS Power Development recorded synthetic fuel tax credits of $21.5 million in 2001, an increase of approximately $4 million over 2000.

Overview of Holding Company and Other Operations

    Holding Company and Other operations experienced net income of $1.3 million in 2001 compared with a net loss of $7.9 million in 2000.

    Miscellaneous nonutility income included pretax gains of approximately $17 million including a pretax gain of $13.1 million on the sale of hydro lands at Wisconsin Public Service in December 2001. The sale of these hydro lands was a significant transaction in a five to seven-year asset management strategy to optimize shareholder return from the sale, development, or use of certain assets. In addition, earnings on equity investments were higher in 2001 compared with 2000 primarily due to our investment in American Transmission Company.

    Interest expense increased due to additional short-term borrowing at WPS Resources for working capital needs in the first half of 2001.

Tax Credits

    We used tax credits to the extent the tax law permits to reduce our current federal income tax liability, and the remainder increased our alternative minimum tax credit available for future years. Approximately $10 million of alternative minimum tax credits where carried over from 2001, which brought the cumulative credits being carried forward to approximately $21 million at the end of 2001.

BALANCE SHEET - WPS RESOURCES

2002 Compared With 2001

    Customer and other receivables increased $45.3 million in 2002 and accrued unbilled revenues increased $49.4 million in 2002, both as the result of increased sales volumes at Wisconsin Public Service and WPS Energy Services due to colder weather and customer growth. Wisconsin retail rate increases at Wisconsin Public Service also contributed to these higher balances.

    Current assets from risk management activities increased $70.6 million in 2002 and current liabilities from risk management activities increased $149.6 million. Long-term assets from risk management activities decreased $16.1 million in 2002 and long-term liabilities from risk management activities decreased $36.0 million. These variances were largely due to changes in forward prices and increased volumes.

    Property, plant, and equipment increased $146.6 million due to additional plant assets at Wisconsin Public Service, including construction of portions of the Pulliam combustion turbine and the Wausau to Duluth transmission line, and additional plant assets at WPS Power Development, including the assets obtained in the CH Resources acquisition and capital expenditures at the Sunbury generation plant.

    Accounts payable increased $117.4 million in 2002 largely due to the $48.4 million payable as the result of Wisconsin Public Service's purchase of the De Pere Energy Center in December 2002. Increased natural gas purchases at Wisconsin Public Service and WPS Energy Services as the result of colder weather and customer growth also contributed to the higher accounts payable balance.

    Long-term debt increased $96.6 million in 2002 due to the issuance in the fourth quarter of 2002 of senior unsecured notes at WPS Resources and senior notes, which were secured by first mortgage bonds, at Wisconsin Public Service. Extinguishment of the capital lease obligation related to the De Pere Energy Center and the retirement of first mortgage bonds at Wisconsin Public Service partially offset these factors.

LIQUIDITY AND CAPITAL RESOURCES - WPS RESOURCES

Financing

    WPS Resources normally uses internally generated funds and commercial paper borrowing to satisfy most of its capital requirements. We may periodically issue long-term debt and common stock to reduce short-term debt, maintain desired capitalization ratios, and fund future growth. We may seek nonrecourse financing for funding some nonregulated acquisitions. WPS Resources' commercial paper borrowing program provides for working capital requirements of the nonregulated businesses and Upper Peninsula Power. Wisconsin Public Service has its own commercial paper borrowing program. The specific forms of long-term financing, amounts, and timing depend on the availability of projects, market conditions, and other factors.

    WPS Resources and Wisconsin Public Service completed the syndication of revolving credit lines of $180 million and $100 million, respectively, during the third quarter of 2002.

    The current credit ratings for WPS Resources and Wisconsin Public Service are listed in the table below.
Credit Ratings	Standard & Poor's	Moody's

WPS Resources Corporation Senior unsecured debt Commercial paper Trust preferred securities Credit line syndication	A A-1 BBB+ -	Aa3 P-1 A1 Aa3
Wisconsin Public Service Corporation Bonds Preferred stock Commercial paper Credit line syndication	AA- A A-1+ -	Aa1 A1 P-1 Aa2

    The above ratings reflect a 2002 Standard & Poor's downgrade of WPS Resources' senior unsecured debt rating from A+ to A and the trust preferred securities rating from A to BBB+. At the same time, Standard & Poor's affirmed WPS Resources' commercial paper rating of A-1 and affirmed all of Wisconsin Public Service's previous ratings. We believe these ratings continue to be among the best in the energy industry, and they have allowed us to access commercial paper and long-term debt markets on favorable terms. Credit ratings are not recommendations to buy, are subject to change, and each rating should be evaluated independently of any other rating.

    In 2002, we issued new shares of common stock under our Stock Investment Plan and under certain stock-based employee benefit plans. Equity increased $28.3 million in 2002 as a result of these plans. WPS Resources also repurchased $1.3 million of existing common stock for stock-based compensation plans in 2002.

    WPS Resources issued $100.0 million of 5.375% 10-year senior unsecured notes in November 2002. We used approximately $55 million of the net proceeds from the issuance of these notes to repay short-term debt incurred to provide equity capital to our subsidiaries and the remainder for other corporate purposes.

    Wisconsin Public Service issued $150.0 million of 4.875% 10-year senior notes in December 2002 under a shelf registration for the offering and sale of up to $300 million in long-term debt. The senior notes are secured by a pledge of first mortgage bonds and may become unsecured if Wisconsin Public Service retires all of its outstanding first mortgage bonds. Wisconsin Public Service used approximately $72 million of the net proceeds from the issuance of the senior notes to acquire the De Pere Energy Center and $69 million to retire short-term debt. The balance of the net proceeds was used for other corporate purposes. Wisconsin Public Service retired $50.0 million of 7.30% first mortgage bonds in October 2002. An additional $50.0 million of 6.80% first mortgage bonds were retired on February 1, 2003.

    WPS Resources may issue additional debt and/or common stock in 2003. The size of the debt and common stock issues is contingent on the level of future investment activity by our subsidiaries. Wisconsin Public Service expects to issue additional debt in 2003.

Regulatory

    On March 28, 2002, Wisconsin Public Service filed an application with the Public Service Commission of Wisconsin to modify its Wisconsin retail electric and natural gas rates for 2003 and 2004. In order to ensure reliable energy into the future and to recover increased costs, Wisconsin Public Service requested retail electric rate increases of 8.3% in 2003 and 4.9% in 2004 and retail natural gas rate increases of 2.7% in 2003 and 1.4% in 2004. Wisconsin Public Service requested a 12.6% return on equity, with equity constituting 55% of the capital structure. On February 20, 2003, the Public Service Commission of Wisconsin ruled on the requested rate increase, including a 12.0% return on equity with no change in the capital structure. A final order is anticipated by mid March 2003.

    On December 20, 2002, the Michigan Public Service Commission approved an 8.95% increase in retail electric rates for customers of Upper Peninsula Power. The Commission granted an 11.4% return on equity.

    On February 6, 2003, Wisconsin Public Service filed an application with the Michigan Public Service Commission for new electric rates for its Michigan retail customers. Wisconsin Public Service requested a 9% increase in Michigan electric rates, its first request since 1986. Since it is uncertain as to when the Michigan Public Service Commission will review its request, Wisconsin Public Service also filed for a 5.8% interim rate increase. If approved, the interim rates will be in effect until final rates are approved.

    Wisconsin Public Service intends to file for an increase in wholesale electric rates with the Federal Energy Regulatory Commission in the first quarter of 2003. If the filing meets all the necessary criteria, new rates could be implemented, subject to refund, as early as sixty-one days after the initial filing. If the rate case is litigated to a conclusion, the process could take up to three years to complete.

Asset Sales, Acquisitions, and Construction

    On September 3, 2002, Wisconsin Public Service received a certificate of authority from the Public Service Commission of Wisconsin to construct an 83-megawatt combustion turbine unit at its Pulliam plant location. Construction of the unit, which is expected to cost approximately $39 million, should be complete in June 2003.

    On December 16, 2002, Wisconsin Public Service purchased the 180-megawatt De Pere Energy Center and terminated the related existing purchased power agreement. Wisconsin Public Service paid $72.0 million at the close of the transaction, with the remaining $48.4 million due in December 2003. As a result of this transaction, Wisconsin Public Service extinguished its capital lease obligation and entered into a purchased power agreement for up to 235 megawatts from a plant yet to be constructed. The new purchased power agreement is contingent on timely plant construction. Wisconsin Public Service expects to recover a substantial portion of the remaining payment in future customer rates.

    As part of its regulated utility operations, Wisconsin Public Service expects to submit an application for a Certificate of Public Convenience and Necessity to the Public Service Commission of Wisconsin in late 2003 for approval to build a 500-megawatt coal-fired generation facility near Wausau, Wisconsin. Wisconsin Public Service anticipates receiving approval from the Public Service Commission of Wisconsin in 2004. The facility is estimated to cost approximately $700 million, assuming the Public Service Commission of Wisconsin allows a current return on construction costs. The facility will be funded with internally generated funds, debt issues, and equity. WPS Resources may need to issue additional common stock to fund equity to Wisconsin Public Service.

    Effective June 1, 2002, WPS Power Development acquired CH Resources, Inc. from Central Hudson Energy Services, Inc. for $59.2 million.

    On November 1, 2002, WPS Energy Services acquired an existing book of retail gas business in Canada. Consideration for the purchase consists of an earn-out to the seller based on a percent of margin on the volume delivered during the two years ending October 31, 2004. The retail volumes of this book of business have the potential to equal WPS Energy Services' current retail gas volumes.

    WPS Energy Services was appointed manager of Quest Energy, LLC in November 2002. The appointment as manager, as well as other factors including the provision of substantial financial support, resulted in the consolidation of Quest's financial statements with those of WPS Resources at December 31, 2002. WPS Resources assigned the right to convert its interest bearing note and other indebtedness from Quest to equity to WPS Energy Services in January 2003 and on January 29, 2003, the conversion was exercised at which time Quest became a wholly-owned subsidiary of WPS Energy Services.

    In December 2001 Wisconsin Public Service sold approximately 5,700 acres of land on the Peshtigo River in northeastern Wisconsin to the Wisconsin Department of Natural Resources for $13.5 million. This sale was a significant transaction in WPS Resources' five to seven-year asset management strategy which was initiated in 2001. The agreement with the Department of Natural Resources includes two options, one exercisable in 2003 and the other in 2004, whereby the Department may acquire, at less than fair value, approximately 5,000 additional acres for $11.5 million if both options are exercised. The value associated with the difference between the option price and the fair value will be treated as a charitable contribution. As part of our asset management strategy, we sold additional assets in 2002 for gains of $3.3 million.

    On December 19, 2002, WPS Power Development sold a 30% interest in ECO Coal Pelletization #12, LLC, the company WPS Power Development owns which holds our interest in the synthetic fuel project. WPS Power Development received consideration of $3.0 million cash, as well as a fixed note and a variable note. Payments under the variable note are contingent upon the synthetic fuel production facility achieving specified levels of synthetic fuel production. In conjunction with the sale, WPS Power Development has agreed to make certain payments to a third party broker, consisting of an up-front payment of $1.5 million which was paid at the time of closing, and projected payments in 2003 and 2004 of approximately $1.9 million per year. At December 31, 2002, a deferred gain of $11.6 million was reflected on WPS Power Development's balance sheet. This deferred gain represents the present value of future payments under the fixed note and the up-front cash payments net of transaction costs. It does not include an amount for the variable note which is contingent upon the synthetic fuel production allocation. WPS Power Development anticipates recognizing cumulative pretax income of approximately $36 million over the period from 2003 to 2007 as a result of this transaction, assuming all contingencies are satisfied.

Sunbury Generation Plant

    As a result of market conditions, the Sunbury generation plant has not met our projected near-term financial performance levels. WPS Power Development expects to contribute up to $12 million of additional capital to Sunbury Generation, LLC for operational needs in 2003. This amount is in addition to the $24.1 million that WPS Resources and WPS Power Development infused into Sunbury Generation in 2002, primarily for the project to reduce nitrogen oxide emissions from the plant. The nitrogen oxide reduction project was anticipated when the plant was acquired. We initially projected that Sunbury Generation would generate sufficient cash flow in 2002 for operations, with the exception of capital expenditures, but market conditions in which Sunbury Generation participates have degraded for capacity. Although Sunbury's operating performance is now nearing industry standards for equivalent availability, market conditions continue to be depressed. If present market conditions persist, additional capital may be needed in 2004 for operational needs. In an effort to mitigate the impact of these market conditions, we have initiated several cost control measures at Sunbury Generation, including a reduction in the work force at Sunbury effective January 2003. See discussion of critical accounting policies for additional information.

Combined Locks Energy Center

    WPS Power Development temporarily removed the Combined Locks Energy Center from operation in August 2002 due to emission compliance testing results. WPS Power Development successfully retested the unit in December 2002. The unit was returned to service in December 2002. Fines or penalties associated with this event, if any, are not expected to be material.

WPS Energy Services Aggregation Program

    WPS Energy Services has a delinquent receivables balance of $2.1 million as a result of rules related to the former hierarchy of application for customer payments in the Ohio electric aggregation program. This resulted in the customer remittances being applied first to the customer's current and past due balances with the utility and then to the customer's current and past due balance with WPS Energy Services. WPS Energy Services has established an allowance for doubtful accounts of $1.9 million related to these delinquent receivables, resulting in a bad debt expense ratio which is considerably in excess of the ratio experienced by the serving utility. WPS Energy Services continues to experience bad debt in the program, but at a reduced rate as a result of consistently dropping delinquent customers from the program. The Public Utility Commission of Ohio has proposed a payment hierarchy which is more equitable to the energy marketers. The proposed payment hierarchy would help to reduce the level of delinquent receivables at WPS Energy Services. WPS Energy Services filed a complaint and requested a hearing with the Public Utility Commission of Ohio to enforce a purchase of receivables provision that affects the aggregation program and on December 12, 2002, the Ohio Commission issued a ruling which would minimize the amount of exposure to delinquent receivables going forward through an interim purchase rate of 96% for service rendered after the customers' first scheduled meter read in 2003. We expect that this rate will be adjusted retroactively once a permanent settlement is reached. In the absence of a favorable settlement, WPS Energy Services will evaluate its participation in the Ohio aggregation program once the current product price commitments expire. WPS Energy Services believes the reserve for delinquent receivables it has created is adequate.

Basic Generation Service Auction

    On February 3, 2003, WPS Energy Services participated in a basic generation service auction conducted by the four regulated electric distribution companies in New Jersey. The auction allowed third party suppliers to bid for the right to serve a fixed percentage of the electric distribution companies' basic generation service load. WPS Energy Services was awarded 700 megawatts of fixed price load and 250 megawatts of hourly priced load. The hourly priced load will be supplied from WPS Power Development's Sunbury generation plant. Contracts have been executed with third party generation suppliers to provide energy for the fixed price load. The supply contracts mirror WPS Energy Services' sales contracts to the electric distribution companies, providing effectively hedged transactions. Service to the New Jersey electric distribution companies begins August 1, 2003 and ends May 31, 2004. WPS Energy Services' sales awarded under the basic generation service auction are to the regulated electric distribution companies, not to retail customers, thus eliminating direct retail customer credit risk.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS - WPS RESOURCES

    The following table summarizes the contractual obligations of WPS Resources, including its subsidiaries.

		Payments Due By Period
Contractual Obligations As of December 31, 2002 (Millions)	Total Amounts Committed	Less than 1 year	1 to 3 years	4 to 5 years	Over 5 years

Long-term debt principal and interest payments	$1,440.7	$ 124.2	$134.8	$112.8	$1,068.9
Operating leases	9.2	3.2	3.6	1.1	1.3
Unconditional purchase obligations	1,795.0	977.4	433.1	124.2	260.3
Total contractual cash obligations	$3,244.9	$1,104.8	$571.5	$238.1	$1,330.5

    Long-term debt principal and interest payments represent bonds, notes, and loans held by WPS Resources and its subsidiaries. We record all principal obligations on the balance sheet.

    Unconditional purchase obligations represent mainly commodity purchase contracts of WPS Resources and its subsidiaries. The energy supply contracts at WPS Energy Services have offsetting energy sale contracts. Wisconsin Public Service expects to recover the costs of its contracts in future customer rates.

    As part of normal business, WPS Resources and its subsidiaries enter into various guaranties providing financial or performance assurance to third parties on behalf of certain subsidiaries. These guaranties are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries' intended commercial purposes.

    The guaranties issued by WPS Resources include intercompany guaranties between parents and their subsidiaries, which are eliminated in consolidation, and guaranties of the company's own performance. As such, all of WPS Resources' guaranties are excluded from the recognition, measurement, and disclosure requirements of Financial Accounting Standards Board Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others."

    At December 31, 2002 and December 31, 2001, outstanding guaranties totaled $655.8 million and $518.4 million, respectively, as follows:
WPS Resources' Outstanding Guaranties (Millions)	December 31, 2002	December 31, 2001
Guaranties of subsidiary debt	$ 38.8	$ 39.1
Guaranties supporting commodity transactions of subsidiaries	584.3	415.2
Standby letters of credit	22.7	18.4
Surety bonds	6.4	42.4
Other guaranties	3.6	3.3
Total guaranties	$655.8	$518.4

WPS Resources' Outstanding Guaranties (Millions)
Commitments Expiring	Total Amounts Committed At December 31, 2002	Less than 1 year	1 to 3 years	4 to 5 years	Over 5 years
Guaranties of subsidiary debt	$ 38.8	$ 11.6	$ -	$ -	$27.2
Guaranties supporting commodity transactions of subsidiaries	584.3	437.8	135.5	2.9	8.1
Standby letters of credit	22.7	16.1	-	6.5	0.1
Surety bonds	6.4	0.5	0.1	0.1	5.7
Other guaranties	3.6	0.9	-	2.7	-
Total guaranties	$655.8	$466.9	$135.6	$12.2	$41.1

    At December 31, 2002, WPS Resources held $38.8 million in corporate guaranties supporting indebtedness. Of that total, $38.6 million supports outstanding debt at two WPS Power Development's subsidiaries. The underlying debt related to these guaranties is reflected in the consolidated balance sheet.

    The WPS Resources Board of Directors has authorized management to issue corporate guaranties in the aggregate amount of up to $900 million to support the business operations of WPS Energy Services. WPS Resources primarily issues the guaranties to counterparties in the wholesale electric and natural gas marketplace to meet the counter-parties' requirements and permit WPS Energy Services to operate within these markets. The amount of guaranties actually issued by WPS Resources to support the business operations at WPS Energy Services at December 31, 2002 was $506.1 million. The amount supported is dependent on the amount of outstanding business WPS Energy Services actually has with the counterparties holding the guaranties at any point in time. WPS Resources reflects WPS Energy Services' obligations supported by these parental guaranties on its consolidated balance sheet either as accounts payable or liabilities from risk management activities.

    The WPS Resources Board of Directors has authorized corporate guaranties as needed to support certain specific business operations of WPS Power Development. At December 31, 2002 WPS Resources issued $29.4 million in corporate guaranties to support the business operation of WPS Power Development, which are reflected in the above table. WPS Resources issues the guaranties for indemnification obligations related to business purchase agreements and counter-parties in the wholesale electric marketplace to meet their credit requirements and permit WPS Power Development to operate within these markets. The amount supported is dependent on the amount of the outstanding obligation that WPS Power Development has with the parties holding the guaranties at any point in time. WPS Resources reflects WPS Power Development's obligations supported by these parental guaranties on its consolidated balance sheet as either accounts payable or other liabilities.

    The remaining $48.8 million of corporate guaranties consist of a $48.4 million guaranty reflected on Wisconsin Public Service's balance sheet supporting the termination agreement related to the acquisition of the De Pere Energy Center and $0.4 million of guaranties supporting operations at WPS Resources' smaller subsidiaries.

    WPS Resources issued $22.7 million in standby letters of credit to financial institutions for the benefit of third parties that have extended credit to certain subsidiaries. If a subsidiary does not pay amounts when due under a covered contract, the counterparty may present its claim for payment to the financial institution, which will request payment from WPS Resources. Any amounts owed by our subsidiaries are reflected in the consolidated balance sheet.

    At December 31, 2002, WPS Resources purchased $4.7 million of surety bonds from the Commonwealth of Pennsylvania for waste management and disposal largely related to our WPS Power Development operations in that state. The remaining $1.7 million of surety bonds were purchased for various purposes including worker compensation coverage and obtaining various licenses, permits and rights-of-way. Liabilities incurred as a result of activities covered by surety bonds are included in the consolidated balance sheet.

    Other guaranties of $3.6 million listed on the above table include guaranties of subsidiary indebtedness that is available to the subsidiary but not outstanding as of December 31, 2002. Since this amount is not outstanding at the end of the year, it is not reflected on the consolidated balance sheet.

    Wisconsin Public Service makes large investments in capital assets. Net construction expenditures, including nuclear fuel, are expected to be approximately $736 million in the aggregate for the 2003 through 2005 period. The Public Service Commission of Wisconsin has not yet approved some of these expenditures. Significant anticipated expenditures during this three year period include:

  construction of generation facilities - $193 million
  automated meter reading - $60 million
  corporate services infrastructure - $49 million
  nuclear fuel - $34 million
  corporate software systems and hardware - $30 million
  security - $19 million
  nuclear reactor vessel head - $12 million
  combustion turbine - $10 million

    Other capital requirements for the three-year period include a contribution of $7.8 million to the Kewaunee plant's decommissioning trust fund.

    Upper Peninsula Power is expected to incur construction expenditures of about $39 million in the aggregate for the period 2003 through 2005, primarily for electric distribution improvements and repairs and safety measures at hydro facilities.

    Significant capital expenditures identified at WPS Power Development for 2003 through 2005 include $12 million at the Sunbury facility, including $3.1 million for handling nitrogen oxide emissions at the Sunbury facility. Other capital expenditures for WPS Power Development for 2003 through 2005 could be significant depending on its success in pursuing development and acquisition opportunities. When appropriate, WPS Power Development may seek nonrecourse financing for a portion of the cost of these acquisitions.

    Capital expenditures identified at WPS Energy Services for 2003 through 2005 include $1.7 million for software and systems upgrades.

    Wisconsin Public Service, along with co-applicants Minnesota Power and American Transmission Company, continues to pursue the development of the 220-mile, 345-kilovolt Wausau, Wisconsin to Duluth, Minnesota transmission line and expects the project to proceed despite opposition primarily from local landowners, the Citizens Utility Board, and environmental groups.

    Under an agreement recently reached with American Transmission Company, which will own and operate the completed line, Wisconsin Public Service will be reimbursed for its project costs to date, approximately $18.5 million, following approval of the agreement by the Public Service Commission of Wisconsin and the Federal Energy Regulatory Commission. Under the agreement, American Transmission Company will assume primary responsibility for the overall management of the project. Wisconsin Public Service will continue to be responsible for obtaining property rights necessary for the project and construction of the project. WPS Resources will fund 50% of future project costs and receive additional equity in American Transmission Company. For the period 2003 through 2005, we expect to make capital contributions of up to $80 million for our portion of the Wausau to Duluth transmission line. Additional contributions will be required through 2008 to complete the transmission line. WPS Resources may terminate its funding obligation if total project costs exceed the revised estimate of $396 million announced by American Transmission Company on November 11, 2002. This updated cost estimate reflects additional costs to the project resulting from time delays, added regulatory requirements, changes and additions to the project at the request of local governments and American Transmission Company's management, and overhead costs.

    The applicants filed petitions with the Public Service Commission of Wisconsin for approval to transfer primary responsibility for the project to American Transmission Company and the revised cost estimate. We anticipate receiving approval of the agreement transferring primary responsibility for the project to American Transmission Company some time in 2003. We also anticipate receiving approval of project continuation with new cost estimates in 2003. Completion of the line is expected in 2008.

TRADING ACTIVITIES - WPS RESOURCES

    WPS Energy Services currently measures the fair value of contracts, including NYMEX exchange and over-the-counter contracts, natural gas options, natural gas and electric power physical fixed price contracts, basis contracts, and related financial instruments on a mark-to-market basis using both quoted market prices and modeling techniques. The primary input for natural gas pricing is the settled forward price curve of the NYMEX exchange which includes spreads, contracts, and options. Basis natural gas pricing is derived from published indices and documented broker quotes. WPS Energy Services bases electric prices on published indices and documented broker quotes. The following table provides an assessment of the factors impacting the change in the net value of WPS Energy Services' assets and liabilities from risk management during the 12 months ended December 31, 2002.
WPS Energy Services, Inc. Mark-to-Market Roll Forward (Millions)	Natural Gas	Electric	Total

Fair value of contracts at January 1, 2002	$25.4	$ 6.3	$31.7
Less contracts realized or settled during period	13.0	1.0	14.0
Plus fair value of new contracts entered into during period	8.8	2.2	11.0
Changes in fair value attributable to changes in valuation techniques and assumptions	0.2	(0.3)	(0.1)
Other changes in fair value	(28.5)	3.8	(24.7)
Fair value of contracts outstanding at December 31, 2002	$ (7.1)	$11.0	$ 3.9

    The fair value of contracts at January 1, 2002 and December 31, 2002, reflect the values reported on the balance sheet for net mark-to-market assets and liabilities as of those dates. Contracts realized or settled include the value of contracts in existence at January 1, 2002 that were no longer included in the net mark-to-market assets as of December 31, 2002. Mark-to-market gains and losses related to contracts, that were entered into subsequent to January 1, 2002, and are still included in WPS Energy Services' portfolio at December 31, 2002, are included in the fair value of new contracts entered into during the period. These amounts include amounts paid for the purchase of energy contracts and the mark-to-market gain or loss at the inception of these contracts. There were, in many cases, offsetting positions entered into and settled during the period resulting in gains or losses being realized during the current period. The realized gains or losses from these offsetting positions are not reflected in the table above. Although WPS Energy Services strives to maintain a balanced book of back-to-back transactions, any ineffectiveness from its risk management activity for 2002 has been included under "fair value of new contracts entered into during period" in the table above. The "Other changes in fair value" line in the table primarily represents the change in the fair value of gas storage contracts from January 1, 2002 and December 31, 2002, the acquisition of a retail gas portfolio in Canada, and the accounting consolidation of the Quest electric portfolio. In compliance with generally accepted accounting principles, WPS Energy Services adjusts the value of natural gas storage at the end of each reporting period to fair value. The January 1, 2002 amount has been revised to include the adjustment to fair value of the natural gas storage.

    In October 2002, the Emerging Issues Task Force Issue 02-03 "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," rescinded Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities". EITF 98-10 required energy trading contacts to be accounted for at fair value. The rescission was effective immediately for new contracts entered into after October 25, 2002. WPS Energy Services accounted for those energy trading contracts which existed at October 25, 2002 at fair value at December 31, 2002.

WPS Energy Services, Inc. Contract Aging at Fair Value
Source of Fair Value (Millions)	Maturity less than 1 year	Maturity 1 to 3 years	Maturity 4 to 5 years	Maturity in excess of 5 years	Total fair value
Prices actively quoted	$(24.9)	$(0.3)	-	-	$(25.2)
Prices provided by external sources	15.8	(0.9)	-	-	14.9
Prices based on models and other valuation methods	9.1	5.1	-	-	14.2
Total fair value	-	$ 3.9	-	-	$ 3.9

    Prices actively quoted includes NYMEX contracts. Prices provided by external sources includes basis swaps and over-the-counter contracts. Prices based on models and other valuation methods includes some retail natural gas and electric contracts due to the volume optionality that exists in those contracts. We derive the pricing for all contracts in the above table from active quotes or external sources. Pricing is the most significant variable in the mark-to-market calculations.

CRITICAL ACCOUNTING POLICIES - WPS RESOURCES

    In May 2002, the Securities and Exchange Commission issued proposed rules regarding the identification and disclosure of accounting estimates a company makes in applying its accounting policies and the disclosure of initial adoption by a company of an accounting policy that has a material impact on its financial presentation. Under the first part of the proposal, a company would have to identify the accounting estimates reflected in its financial statements that required it to make assumptions about matters that were highly uncertain at the time of estimation. Disclosures about those estimates would then be required if different estimates that the company reasonably could have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of the company's financial condition, changes in financial condition or results of operations.

    The Securities and Exchange Commission accepted comments on the proposed rules through July 19, 2002 and has not made any final decisions since that time. In anticipation of at least parts of this proposed rule being made final, we have identified the following accounting policies to be critical to the understanding of our financial statements because their application requires significant judgment and reliance on estimations of matters that are inherently uncertain.

Price Risk Activities

    The fair values of commodity and trading contracts recorded for WPS Resources under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," and Emerging Issues Task Force Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," are based on estimates that are critical to our financial statements. Fair value is determined using internal models, third party quotes or a combination of the two methods. Changes in the expected energy and gas market prices could cause variability to the fair values of the derivatives. Such changes would be reflected on the balance sheets, statements of income, and/or as a component of other comprehensive income.

    As a component of the fair value determination, WPS Energy Services maintains reserves to account for the estimated costs of servicing and holding certain of its contracts, the reserves are based on estimates of administrative costs, credit/counter party risk, and servicing margin with both fixed and variable components. Variability can occur if fundamental changes in service cost or risk require an adjustment to the reserve components. The estimates were derived from historical data.

    The following table shows the effect of changing both the administrative costs and credit/counter party risk assumptions.

Change in assumption	Effect to operating reserve
100% increase	$2.3 million
50% decrease	$(1.2) million

    These potential changes to the operating reserve would be shown as part of the Nonregulated cost of fuel, gas and purchased power on the Consolidated Statements of Income and Liabilities from risk management activities on the Consolidated Balance Sheets.

Acquisitions

    The methodology that WPS Resources uses to account for WPS Power Development's acquisitions employs a number of steps; the first relates to the allocation of the initial purchase price. An independent appraiser is retained to allocate the purchase price to the various assets and liabilities, if any, acquired in the acquisition using Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as guidance. The appraiser uses a combination of the following three methodologies to calculate fair market value:
    replacement cost,
    discounted cash flows, and
    recent sales of similar assets in the specific geographic region.

    WPS Power Development management reviews these calculations.

    Once the purchase price has been allocated to the various asset classes, engineers from WPS Power Development assist in the assignment of depreciation lives for the various assets acquired. Industry standards, physical condition, and company experience with various assets are used as a basis for developing the respective depreciation lives. A significant change in these estimates would impact reported income, either higher or lower depending on the change to the depreciable life, as well as impacting the carrying value of these assets on the balance sheet.

Asset Impairment

    WPS Resources annually reviews its assets for impairment. Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," and Statement No. 142, "Goodwill and Other Intangible Assets," are the basis for these analyses.

    The review for impairment of tangible assets is more critical to WPS Power Development than to our other segments because of its significant investment in property, plant, and equipment and lack of access to regulatory relief that is available to our regulated segments. We believe that the accounting estimate related to asset impairment of power plants is a "critical accounting estimate" because: (1) the estimate is susceptible to change from period to period because it requires company management to make assumptions about market sales pricing, production costs, and generation volumes and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet and the net loss on our income statement could be material. Management's assumptions about future market sales prices and generation volumes require significant judgment because actual market sales prices and generation volumes have fluctuated in the past as a result of changing fuel costs, environmental changes, and required plant maintenance and are expected to continue to do so in the future.

    The primary estimates used at WPS Power Development in this process are future revenue streams and operating costs. A combination of input from both internal and external sources is used to project revenue streams. WPS Power Development's operations group projects future operating costs with input from external sources for fuel costs and forward energy prices. These estimates are modeled over the projected remaining life of the power plants using the model defined in Statement No. 144. WPS Power Development evaluates property, plant, and equipment for impairment whenever indicators of impairment exist. Statement 144 requires that if the sum of the undiscounted expected future cash flows from a company's asset is less than the carrying value of the asset, an asset impairment must be recognized in the financial statements. The amount of impairment recognized is calculated by subtracting the fair value of the asset from the carrying value of the asset.

    WPS Power Development owns nine power plants. Six power plants, including the Sunbury generating plant, were reviewed for impairment as of September 30, 2002. We determined that the sum of the undiscounted expected future cash flows from the property, plant, and equipment as of September 30, 2002, exceeded the carrying value of those assets.

    The Sunbury generating plant represents 6.7% of WPS Resources' Property, plant, and equipment. At September 30, 2002, the estimate of future cash flows, on an undiscounted basis, was greater than the $108.7 million carrying value of the Sunbury generating plant. Any increases in estimated future cash flows would have no impact on the carrying value of the Sunbury generating plant. An increase of 20% in fuel expenses or a 20% increase in operating expenses would result in decreased future cash flows, but would also have no impact on the carrying value of the Sunbury generating plant. In contrast, a decrease of 20% in revenue rates would reduce the estimate of future cash flows to less than the carrying value of the Sunbury generating plant. In that case, an impairment loss would be recognized that would have reduced WPS Resources' Total assets at December 31, 2002 by 3.4% and decreased Income before taxes for the year by 31.8%.

    The merger of Wisconsin Fuel and Light into Wisconsin Public Service in 2001 resulted in Wisconsin Public Service recording goodwill related to its gas utility segment. The goodwill is tested for impairment yearly based on the guidance of Statement No. 142. The test for impairment includes assumptions about future profitability of the gas utility segment and the correlation between our gas utility segment and published projections for other similar gas utility segments. A significant change in the gas utility market and/or our projections of future profitability could result in a loss being recorded on the income statement related to a decrease in the goodwill asset, as a result of the impairment test.

Accruals

    Our regulated gas and electric utilities and WPS Energy Services accrue estimated amounts of revenue for services rendered but not yet billed.  Estimated unbilled sales are calculated using actual generation and throughput volumes, recorded sales, and weather factors. The estimated unbilled sales are assigned different rates based on historical customer class allocations. Any difference between actual sales and the estimates or weather factors would cause a change in the estimated revenue.

    WPS Resources reserves for potential uncollectible customer accounts as an expense on the income statement and an uncollectible reserve on the balance sheet. Due to the nature of the nonregulated energy marketing business having higher credit risk, the reserve is more critical to WPS Energy Services than to our other segments. At WPS Energy Services, the reserve is based on historical uncollectible experience and specific customer identification where practical. If the assumption that historical uncollectible experience matches current customer default is incorrect, or if a specific customer with a large account receivable that has not previously been identified as a risk defaults, there could be significant changes to the expense and uncollectible reserve balance.

Accruals for Pension and Postretirement Benefits

    The costs of providing non-contributory defined pension benefits and other postretirement benefits described in Note 16 to the Consolidated Financial Statements, are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience.

    Pension costs, for example, are impacted by actual employee demographics (including age, compensation levels, and employment periods), the level of contributions we make to the plan, and earnings on plan assets. Changes made to the plan provisions may also impact current and future pension costs. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

    Other postretirement benefit costs, for example, are impacted by actual employee demographics (including age and compensation levels), the level of contributions we make to the plans, earnings on plan assets, and health care cost trends. Changes made to the plan provisions may also impact current and future other postretirement benefit costs. Other postretirement benefit costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets, health care cost trend rates, and the discount rates used in determining the postretirement benefit obligation and postretirement costs.

    WPS Resources' pension plan assets and other postretirement benefit plan assets are primarily made up of equity and fixed income investments. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased pension costs in future periods. Likewise, changes in assumptions regarding current discount rates and expected rates of return on plan assets could also increase or decrease recorded pension costs. Changes in assumptions regarding current discount rates, health care cost trend rates, and expected rates of return on plan assets could also increase or decrease recorded other postretirement benefit costs. Management believes that such changes in costs would be recovered at our regulated segments through the ratemaking process.

    The following chart reflects the sensitivities associated with a change in certain actuarial assumptions by the indicated percentage. The chart below reflects an increase or decrease in the percentage for each assumption, and how each change would impact the projected benefit obligation, our reported prepaid pension asset on the balance sheet, and our reported annual pension cost on the income statement as they relate to our two large qualified pension plans. Each sensitivity below reflects an evaluation of the change based solely on a change in that assumption only.

Actuarial Assumption (Millions, except percentages)	Change in Assumption	Impact on Projected Benefit Obligation	Impact on Prepaid Pension Asset	Impact on Pension Cost
Discount rate	(0.5)%	$31.9	$(1.4)	$ 1.4
Discount rate	0.5%	(28.9)	1.3	(1.3)
Rate of return on plan assets	(0.5)%	N/A	(2.7)	2.7
Rate of return on plan assets	0.5%	N/A	2.7	(2.7)

    The following chart reflects the sensitivities associated with a change in certain actuarial assumptions by the indicated percentage. The chart below reflects an increase or decrease in the percentage for each assumption, and how each change would impact the projected other postretirement benefit obligation, our reported other postretirement benefit liability on the balance sheet, and our reported annual other postretirement benefit cost on the income statement. Each sensitivity below reflects an evaluation of the change based solely on a change in that assumption only.

Actuarial Assumption (Millions, except percentages)	Change in Assumption	Impact on Postretirement Benefit Obligation	Impact on Postretirement Benefit Liability	Impact on Postretirement Benefit Cost
Discount rate	(0.5)%	$18.2	$1.5	$1.5
Discount rate	0.5%	(16.6)	(0.8)	(0.8)
Health care cost trend rate	(1.0)%	(32.5)	(3.0)	(3.0)
Health care cost trend rate	1.0%	41.2	5.0	5.0
Rate of return on plan assets	(0.5)%	N/A	0.6	0.6
Rate of return on plan assets	0.5%	N/A	(0.6)	(0.6)

    In selecting an assumed discount rate, we consider long-term Corporate Aa rated bond yield rates. In selecting an assumed rate of return on plan assets, we consider past performance and economic forecasts for the types of investments held by the plan. The market value of WPS Resources' plan assets was affected by sharp declines in equity markets since the third quarter of 2000.

    For the past three years, pension plan assets earned $41.2 million in 2000 and lost $13.7 million and $47.8 million in 2001 and 2002, respectively. As a result of our plan asset return experience and the declining interest rate environment, we could be required in some future period to recognize an additional minimum liability as prescribed by Statement No. 87. The liability would be recorded as an intangible asset and a possible reduction to common equity through a charge to Other comprehensive income. The charge to Other comprehensive income would be restored through common equity in future periods to the extent fair value of trust assets exceeded the accumulated benefit obligation. Also, pension cost and cash funding requirements could increase in future years without improved asset returns.

    For the past three years, other postretirement benefit plan assets earned $7.9 million in 2000 and lost $4.4 million and $14.8 million in 2001 and 2002, respectively. In selecting assumed health care cost trend rates, we consider past performance and forecasts of health care costs. WPS Resources adjusted its health care cost trend rates upwards each of the last two years in an attempt to keep our health care cost trend rates in line with the rapidly increasing health care costs the country and WPS Resources have faced. Also, other postretirement benefit cost and cash funding could increase in future years without improved asset returns.

Regulatory Accounting

    The electric and gas utility segments of WPS Resources follow Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," and our financial statements reflect the effects of the different ratemaking principles followed by the various jurisdictions regulating these segments. We defer certain expenses and revenues that regulators have authorized for deferral as regulatory assets and regulatory liabilities. Future recovery of deferred expenses recorded as regulatory assets is not assured, but is subject to review by regulators in a rate proceeding for prudence and reasonableness. Management regularly assesses whether these regulatory assets are probable of future recovery by considering factors such as regulatory environment changes and the status of any pending or potential deregulation legislation. Once approved, we recognize these deferred expenses in income over the rate recovery period. If not approved, these deferred expenses would be recognized in income in the then current period.

    If our electric and gas utility segments no longer meet the criteria for applying Statement No. 71, we would discontinue its application as defined under Statement No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71." Assets and liabilities recognized solely due to the actions of rate regulation may no longer be recognized on the balance sheet and would be classified as an extraordinary item in income for the period in which the discontinuation occurs. A write-off of all WPS Resources' regulatory assets and regulatory liabilities at December 31, 2002 would result in a 3.5% decrease in Total assets, a 1.5% decrease in Total liabilities and shareholders' equity, and a 44.6% decrease in Income before taxes.

Tax Provision

    Estimates of current and future year taxable income are used to determine the estimated period ended income tax provision, including determining the estimated current and future tax benefit of federal and state tax credits produced in the period. The income tax provision also includes an estimate of the future tax benefit related to state net operating loss carryovers. Determination of current year taxable income and the ability to utilize tax credits and net operating loss carryovers will not be settled until several years after the close of the tax year. Estimates of future year taxable income reflect management's current understanding of the economics related to projected operations and markets. Changes in either estimate of taxable income could cause a significant change in management's estimated income tax provision.

RELATED PARTY TRANSACTIONS - WPS RESOURCES

    WPS Resources has investments in related parties which are accounted for under the equity method of accounting. These include the investment at WPS Investment, LLC, a consolidated subsidiary of Wisconsin Public Service, in American Transmission Company LLC and Wisconsin Public Service's investment in Wisconsin River Power Company.

    Wisconsin Public Service recorded revenues from American Transmission of $12.9 million in 2002 and $11.3 million in 2001. Wisconsin Public Service recorded transmission expenses from American Transmission of $21.4 million in 2002 and $31.0 million in 2001. Upper Peninsula Power recorded revenues from American Transmission of $5.8 million in 2002 and $2.7 million in 2001. Upper Peninsula Power recorded transmission expenses from American Transmission of $3.4 million in 2002 and $3.3 million in 2001.

    Wisconsin Public Service recorded revenues from Wisconsin River Power of $2.5 million in 2002 and $1.7 million in 2001. Wisconsin Public Service recorded power purchases from Wisconsin River Power of $2.1 million in 2002 and $1.7 million in 2001.

TRENDS - WPS RESOURCES

Environmental

    We are subject to federal, state, and local regulations regarding environmental impacts of our operations on air and water quality and solid waste. The application of federal and state restrictions to protect the environment can involve review, certification, or issuance of permits by various federal and state authorities, including the United States Environmental Protection Agency and the various states' environmental agencies, including the Wisconsin Department of Natural Resources. These restrictions may limit, prevent, or substantially increase the cost of the operation of generation facilities and may require substantial investments in new equipment at existing installations. Such restrictions may require substantial additional investments for new projects and may delay or prevent completion of projects. We cannot forecast the effects of such regulation on our generation, transmission, and other facilities or operations.

    Wisconsin Public Service continues to investigate the environmental cleanup of ten manufactured gas plant sites, two of which were previously owned by Wisconsin Fuel and Light. Wisconsin Public Service anticipates that work will commence on the land portion of the Green Bay site in 2003. Costs of previous cleanups were within the range expected for these sites.

    The United States Environmental Protection Agency has designated southeastern Wisconsin as an ozone non-attainment area. Under the Clean Air Act, the State of Wisconsin developed a nitrogen oxide reduction plan for Wisconsin's ozone non-attainment area. This plan affects Edgewater Unit 4, of which Wisconsin Public Service owns 31.8%. A compliance plan for this unit includes a combination of combustion optimization and emission trading at a cost to Wisconsin Public Service of about $5 million. About 70% of the project has been completed. In addition, Wisconsin Public Service is participating in voluntary efforts to reduce nitrogen oxide levels at the Columbia Energy Center. Wisconsin Public Service owns 31.8% of Columbia. The Public Service Commission of Wisconsin has approved recovery of the costs associated with voluntary nitrogen oxide reductions.

    Air quality modeling by the Wisconsin Department of Natural Resources revealed that Weston Units 1 and 2 contribute to a modeled exceedance of the sulfur dioxide ambient air quality standard. Wisconsin Public Service is cooperating with the Wisconsin Department of Natural Resources to develop an approach to resolve this issue.

    The Wisconsin Department of Natural Resources initiated a rulemaking effort aimed at the control of mercury emissions. Wisconsin Public Service estimates that it could cost $105 million per year for it to achieve the proposed mercury emission reductions of 90% phased in over 15 years.

Energy and Capacity Prices

    Prices for electric energy and capacity have been extremely volatile over the past two years. WPS Resources' nonregulated entities are impacted by this volatility which has been driven by the exit of many of the largest speculative traders, the slow-down in the economy, and significant overbuilding of generation capacity.

    Although electric energy prices are currently favorable due to high natural gas prices, we expect that electric capacity prices will continue to be depressed for several years. Pressure on capacity prices will continue until existing reserve margins are depleted either by load growth or capacity retirements. WPS Power Development is impacted by pricing exhibited in the external marketplace but attempts to manage its assets with a combination of long and short-term contracts. WPS Power Development attempts to execute bilateral contracts for a longer term and actively participates in real-time markets for the short-term. WPS Energy Services is not as affected by pricing pressures as it structures its deals with back-to-back transactions which hedge pricing changes.

Credit Risk

    Companies participating in energy commodity markets face significant credit risk. Credit risk represents the potential loss should a counter party fail to perform under its contractual obligation. Credit assurance is often required when WPS Energy Services enters into a transaction that creates a future obligation to a counter party. WPS Energy Services currently satisfies credit assurance through parental guaranties from WPS Resources.

    WPS Energy Services reduces the need for credit assurance through netting agreements. These netting agreements allow WPS Energy Services and the counter party to net their respective positions with each other, with only the party in the net owe position remitting payment to the other party. Another method of reducing the need for credit assurance is to employ multilateral netting through a credit clearing house. By clearing transactions through a credit clearing house, only net credit positions are required to be posted. The energy commodity industry views credit clearing as the preferred solution to the current credit environment which has barred many entities from participating in energy markets.

    WPS Energy Services extends credit to certain customers without specific assurances, such as parental guaranties. WPS Energy Services has stringent credit standards for its retail customers and also extends limited trade credit to wholesale market participants based on the credit rating of the entity.

Industry Restructuring

    The energy industry has been undergoing dramatic structural change for several years, resulting in increasing competitive pressure on electric and natural gas utility companies. Increased competition may create greater risks to the stability of utility earnings generally and may reduce future utility earnings from retail electric and natural gas sales. The future of deregulation in the utility industry and its impact on our future is uncertain. At the present time, Wisconsin has not adopted legislation or regulations that would allow customers to choose their electric supplier. All Michigan electric customers were able to choose their electric generation suppliers beginning January 1, 2002 as a result of the Customer Choice Act. At this time, no customers have chosen an alternative electric supplier and no alternative electric suppliers have offered to serve any customers in Michigan's Upper Peninsula.

    To the extent competitive pressures increase and the pricing and sale of electricity assumes more of the characteristics of a commodity business, the economics of our business may come under increasing pressure. In addition, regulatory changes may increase access to electric transmission grids by utility and nonutility purchasers and sellers of electricity, thus potentially resulting in a significant number of additional competitors in wholesale power generation.

    In 2002, the Federal Energy Regulatory Commission issued a Notice of Proposed Rule Making proposing a standard wholesale electric market design. It is expected to take several years to implement and perfect the standard market design.

New Accounting Standards

    WPS Resources adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," on January 1, 2003. Statement No. 143 requires legal asset retirement obligations to be recognized at fair value in the period incurred. Upon initial recognition of the asset retirement liability, the cost of the asset retirement is capitalized as part of the related long-lived asset and depreciated over the useful life of the asset. The liability is then accreted over time by applying the interest method of allocation to the liability.

    Following Statement No. 143, Wisconsin Public Service identified the final decommissioning of its Kewaunee plant as a legal retirement obligation and recorded a liability of approximately $326 million as of January 1, 2003. Amounts related to nuclear decommissioning previously recorded in accumulated depreciation (approximately $291 million) were reclassified to the asset retirement obligation liability. Wisconsin Public Service did not have any cumulative effect of adopting the new statement to recognize in net income.

    WPS Power Development identified closure of an ash basin at the Sunbury generation plant as an asset retirement obligation. WPS Power Development recognized an asset retirement obligation liability of $2.0 million on January 1, 2003 and a negative after-tax cumulative effect of adopting the new statement of $0.3 million to net income.

    WPS Resources and its subsidiaries were required to adopt Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," at January 1, 2003. The adoption of this standard resulted in a consolidated positive after-tax cumulative effect of change in accounting principle of approximately $3 million. In addition, the adoption of Issue 02-03 requires revenues related to derivative instruments classified as trading be reported net of related cost of sales for all periods presented. Accordingly, WPS Resources' previously reported 2002, 2001, and 2000 energy trading revenues have been reclassified to be presented net of related cost of sales. Neither margins nor net income were impacted by the reclassification of revenue upon adoption of Issue 02-03.

    WPS Energy Services had been applying the accounting standards of Emerging Issues Task Force Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" since the first quarter of 2000. WPS Energy Services was defined as a trading company under Issue 98-10 and was required to mark all of its energy trading contracts to market. On October 25, 2002, the Emerging Issues Task Force rescinded Issue 98-10, thus precluding mark-to-market accounting for energy trading contracts entered into after that date that are not derivatives, as defined by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and required a cumulative change in accounting principle be recorded, effective January 1, 2003, for all nonderivative contracts entered into on or prior to October 25, 2002. On January 1, 2003, WPS Energy Services recorded a positive after-tax cumulative effect of a change in accounting principle to net income to remove from its balance sheet the mark-to-market effects of those contracts entered into on or prior to October 25, 2002 that do not meet the definition of a derivative under Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

Market Growth

    WPS Energy Services expects to continue expanding in the northeastern quadrant of the United States and adjacent portions of Canada. WPS Energy Services is continuing to maintain a balance of retail and wholesale natural gas and electric business, utilizing WPS Power Development's assets where applicable.

    The addition of the Canadian natural gas retail business to WPS Energy Services' portfolio and WPS Energy Services' geographical expansion into Canadian markets has contributed to the balance between its wholesale and retail segments.

    The integration of WPS Energy Services' marketing efforts and WPS Power Development's generation efforts in Maine continues to drive a large percentage of WPS Energy Services' retail electric margin. WPS Energy Services and WPS Power Development are also working together in developing and executing strategies to improve the profitability of our Pennsylvania generation plants and develop integrated market capabilities in New York.

Equity Markets

    Due to the sharp declines in the United States' equity markets since the third quarter of 2000, the value of the assets held in our pension, postretirement and nuclear decommissioning trusts decreased. As a result, additional contributions may be required in the future to meet our obligations to pay benefits, and to decommission the Kewaunee plant. Wisconsin Public Service anticipates that any additional contributions to decommission the Kewaunee plant would be recoverable through the ratemaking process. Likewise, additional expenses for pension and postretirement benefits related to regulated operations would likely be recovered in future rates.

IMPACT OF INFLATION - WPS RESOURCES

    Our financial statements are prepared in accordance with accounting principles generally accepted in the United States and report operating results in terms of historic cost. The statements provide a reasonable, objective, and quantifiable statement of financial results; but they do not evaluate the impact of inflation. Under rate treatment prescribed by utility regulatory commissions, Wisconsin Public Service's and Upper Peninsula Power's projected operating costs are recoverable in revenues. Because rate forecasting assumes inflation, most of the inflationary effects on normal operating costs are recoverable in rates. However, in these forecasts, Wisconsin Public Service and Upper Peninsula Power are only allowed to recover the historic cost of plant via depreciation.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risks

    WPS Resources has potential market risk exposures related to commodity price risk, interest rate risk, equity return, and principal preservation risk. The current exposure to foreign currency exchange rate risk is not significant. WPS Resources has risk management policies in place to monitor and assist in controlling these market risks and may use derivative and other instruments to manage some of these exposures.

Interest Rate Risk

    WPS Resources and Wisconsin Public Service are exposed to interest rate risk resulting from their variable rate long-term debt and short-term commercial paper borrowing. Exposure to interest rate risk is managed by limiting the amount of variable rate obligations and continually monitoring the effects of market changes in interest rates. WPS Resources and Wisconsin Public Service enter into long-term fixed rate debt when it is advantageous to do so. WPS Resources and Wisconsin Public Service may also enter into derivative financial instruments, such as swaps, to mitigate interest rate exposure. At December 31, 2002 and 2001, WPS Resources utilized one interest rate swap to fix the interest rate on a variable rate loan at one of its nonregulated subsidiaries.

    Based on the variable rate debt of WPS Resources and Wisconsin Public Service outstanding at December 31, 2002, a hypothetical increase in market interest rates of 100 basis points in 2003 would increase annual interest expense by approximately $0.6 million and $0.3 million, respectively. Comparatively, based on the variable rate debt outstanding at December 31, 2001, an increase in interest rates of 100 basis points would have increased interest expense in 2002 by approximately $0.6 million and $0.1 million. These hypothetical changes are based on certain simplifying assumptions, including a constant level of variable rate debt during the period and an immediate increase in the level of interest rates with no other subsequent changes for the remainder of the period. In the event of a significant change in interest rates, management would take action to mitigate WPS Resources' and Wisconsin Public Service's exposure to the change.

Commodity Price Risk

    WPS Resources is exposed to commodity price risk resulting from the impact of market fluctuations in the price of certain commodities, including but not limited to electricity, natural gas, coal, fuel oil, and uranium, which are used and/or sold by our subsidiaries in the normal course of their business. We employ established policies and procedures to reduce the market risk associated with changing commodity prices, including using various types of commodity and derivative instruments.

    WPS Resources' exposure to commodity price risk in its regulated utilities is significantly mitigated by the current ratemaking process for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale. Therefore, the value-at-risk amounts discussed below do not include measures for WPS Resources' regulated utilities. To further manage commodity price risk, our regulated utilities enter into contracts of various duration for the purchase and/or sale of natural gas, fuel for electric generation, and electricity.

    WPS Power Development utilizes purchase and/or sale contracts for electric fuel and electricity to help manage its commodity price risk. WPS Energy Services uses derivative financial and commodity instruments to reduce market risk associated with the changing prices of natural gas and electricity sold at firm prices to customers. WPS Energy Services also utilizes these instruments to manage market risk associated with anticipated energy purchases.

    For purposes of risk management disclosure, WPS Power Development's and WPS Energy Services' activities are classified as non-trading. The value-at-risk amounts discussed below are presented separately for both WPS Power Development and WPS Energy Services due to the differing market and timing exposures of each entity.

Value-at-Risk

    To measure commodity price risk exposure, WPS Resources performs a value-at-risk (VaR) analysis of its exposures.

    VaR is used to describe a probabilistic approach to quantifying the exposure to market risk. The VaR amount represents an estimate of the potential change in fair value that could occur from adverse changes in market factors, within a given confidence level, if an instrument or portfolio is held for a specified time period. VaR models are relatively sophisticated. However, the quantitative risk information is limited by the parameters established in creating the model. The instruments being used may have features that could trigger a potential loss in excess of the calculated amount if the changes in the underlying commodity price exceed the confidence level of the model used. VaR is not necessarily indicative of actual results that may occur.

    At WPS Resources, VaR is estimated using a delta-normal approximation based on a one-day holding period and a 95% confidence level. The delta-normal approximation is based on the assumption that changes in the value of the portfolio over short time periods, such as one day, are normally distributed. It does not take into account higher order risk exposures, so it may not provide a good approximation of the risk in a portfolio with substantial option positions. We utilized a delta-normal approximation because our portfolio has limited exposure to optionality. Our VaR calculation includes derivative financial and commodity instruments, such as forwards, futures, swaps, and options as well as commodities held in inventory, such as natural gas held in storage to the extent such positions are significant.

    Our VaR amount for WPS Energy Services was calculated to be $0.5 million at both December 31, 2002 and December 31, 2001. Our VaR amount for WPS Power Development was calculated to be $0.3 million at December 31, 2002 compared with $3.2 million at December 31, 2001. This decrease was primarily due to decreased volatility in our forward price curve for electricity and a decrease in the exposure period for some assets, both of which are used in our VaR calculation. A significant portion of this VaR amount is mitigated by WPS Power Development's generating capabilities, which are excluded from the VaR calculation as required by the Securities and Exchange Commission rules.

    For the year ended December 31, 2002, the average, high, and low VaR amounts for WPS Energy Services were $0.5 million, $0.7 million, and $0.4 million, respectively. The same amounts for the year ended December 31, 2001 were $0.4 million, $0.6 million, and $0.2 million. For the year ended December 31, 2002, the average, high, and low VaR amounts for WPS Power Development were $1.5 million, $3.2 million, and $0.3 million, respectively. The same amounts for the year ended December 31, 2001 were $3.0 million, $4.4 million, and $1.4 million. The average, high, and low amounts were computed using the VaR amounts at the beginning of the reporting period and the four quarter-end amounts.

Equity Return and Principal Preservation Risk

    WPS Resources and Wisconsin Public Service currently fund liabilities related to employee benefits and nuclear decommissioning through various external trust funds. These funds are managed by various investment managers and hold investments in debt and equity securities. Changes in the market value of these investments can have an impact on the future expenses related to these liabilities. The qualified pension liability is currently over funded and no contributions to the plan are required. However, continued declines in the equity markets or continued declines in interest rates may result in increased future pension costs and possible future required contributions. Changes in the market value of investments related to other employee benefits or nuclear decommissioning could also impact future contributions. WPS Resources monitors the trust fund portfolios by benchmarking the performance of the investments against certain security indices. All decommissioning costs and most of the employee benefit costs relate to WPS Resources' regulated utilities. As such, the majority of these costs are recovered in customers' rates, mitigating the equity return and principal preservation risk on these exposures.

Foreign Currency Exchange Rate Risk

    WPS Resources is exposed to foreign currency risk as a result of foreign operations owned and operated in Canada and transactions denominated in Canadian dollars for the purchase and sale of gas by one of our nonregulated subsidiaries. WPS Resources has processes in place to protect against this risk. The risk to WPS Resources is not significant at December 31, 2002.